                                                        Exhibit 10(a)


=============================================================





                            ASSET PURCHASE AGREEMENT


                          Dated as of August 23, 1995


                                    between


                           NATIONAL AUTO CREDIT, INC.


                                      and


                         AGENCY RENT A CAR SYSTEM, INC.





=============================================================

                               TABLE OF CONTENTS


                                                                            PAGE


ARTICLE I               DEFINITIONS . . . . . . . . . . . . . . . . . . . .    1
         Section 1.1.  Definitions  . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II              SALE OF ASSETS  . . . . . . . . . . . . . . . . . .    9
         Section 2.1.  Sale of Assets . . . . . . . . . . . . . . . . . . .    9
         Section 2.2.  Purchase Price . . . . . . . . . . . . . . . . . . .    9
         Section 2.3.  Allocation of Purchase Price . . . . . . . . . . . .   10
         Section 2.4.  Closing  . . . . . . . . . . . . . . . . . . . . . .   10
         Section 2.5.  Further Assurances . . . . . . . . . . . . . . . . .   10
         Section 2.6.  Non-Assignable Contracts . . . . . . . . . . . . . .   11

ARTICLE III             REPRESENTATIONS OF THE SELLER . . . . . . . . . . .   11
         Section 3.1.  Existence and Good Standing  . . . . . . . . . . . .   11
         Section 3.2.  Yellow Page Advertising  . . . . . . . . . . . . . .   12
         Section 3.3.  Financial Statements; No Material
                                Adverse Change  . . . . . . . . . . . . . .   13
         Section 3.4.  Warranties; Warranty Claims  . . . . . . . . . . . .   13
         Section 3.5.  Books and Records  . . . . . . . . . . . . . . . . .   13
         Section 3.6.  Title to Assets; Encumbrances  . . . . . . . . . . .   14
         Section 3.7.  Site Leases  . . . . . . . . . . . . . . . . . . . .   14
         Section 3.8.  Restrictive Documents  . . . . . . . . . . . . . . .   15
         Section 3.9.  Permits  . . . . . . . . . . . . . . . . . . . . . .   15
         Section 3.10.  Litigation  . . . . . . . . . . . . . . . . . . . .   15
         Section 3.11.  Taxes . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 3.12.  Liabilities . . . . . . . . . . . . . . . . . . . .   17
         Section 3.13.  Insurance . . . . . . . . . . . . . . . . . . . . .   17
         Section 3.14.  Intellectual Properties . . . . . . . . . . . . . .   18
         Section 3.15.  Compliance with Laws  . . . . . . . . . . . . . . .   19
         Section 3.16.  Employment Relations  . . . . . . . . . . . . . . .   19
         Section 3.17.  Employee Benefit Plans  . . . . . . . . . . . . . .   20
         Section 3.18.  Environmental Laws and
                                     Regulations  . . . . . . . . . . . . .   21
         Section 3.19.  Solvency  . . . . . . . . . . . . . . . . . . . . .   21
         Section 3.20.  Absence of Certain Changes or
                                     Events . . . . . . . . . . . . . . . .   22
         Section 3.21.  Broker's or Finder's Fees . . . . . . . . . . . . .   23
         Section 3.22.  Copies of Documents . . . . . . . . . . . . . . . .   23
         Section 3.23.  Vehicle Condition . . . . . . . . . . . . . . . . .   23





                                      (i)
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
                                                                            Page

ARTICLE IV              REPRESENTATIONS OF THE PURCHASER  . . . . . . . .    24
         Section 4.1.  Existence and Good Standing; Power
                                and Authority; Conflicts  . . . . . . . .    24
         Section 4.2.  Broker's or Finder's Fees  . . . . . . . . . . . .    25
         Section 4.3.  Employees  . . . . . . . . . . . . . . . . . . . .    25
         Section 4.4.  Insurance  . . . . . . . . . . . . . . . . . . . .    25
         Section 4.5.  Avis, Inc. Net Worth . . . . . . . . . . . . . . .    25

ARTICLE V               CONDUCT OF BUSINESS; EXCLUSIVE DEALING;
                          REVIEW  . . . . . . . . . . . . . . . . . . . .    26
         Section 5.1.  Conduct of Business of the Seller  . . . . . . . .    26
         Section 5.2.  Exclusive Dealing  . . . . . . . . . . . . . . . .    27
         Section 5.3.  Review of the Seller . . . . . . . . . . . . . . .    27

ARTICLE VI              CONDITIONS TO THE PURCHASER'S
                          OBLIGATIONS . . . . . . . . . . . . . . . . . .    28
         Section 6.1.  Opinions of Counsel  . . . . . . . . . . . . . . .    28
         Section 6.2.  No Material Adverse Change . . . . . . . . . . . .    28
         Section 6.3.  Truth of Representations and
                                    Warranties  . . . . . . . . . . . . .    28
         Section 6.4.  Performance of Agreements  . . . . . . . . . . . .    29
         Section 6.5.  No Litigation Threatened . . . . . . . . . . . . .    29
         Section 6.6.  Governmental Approvals . . . . . . . . . . . . . .    29
         Section 6.7.  Bill of Sale . . . . . . . . . . . . . . . . . . .    29
         Section 6.8.  Other Arrangements . . . . . . . . . . . . . . . .    29
         Section 6.9.  Employment Agreements  . . . . . . . . . . . . . .    29
         Section 6.10.  Credit Rating/Net Worth . . . . . . . . . . . . .    30
         Section 6.11.  Estoppel Certificates/Consents,
                                 etc.   . . . . . . . . . . . . . . . . .    30
         Section 6.12.  Rent Expense  . . . . . . . . . . . . . . . . . .    30
         Section 6.13.  Certain Terminations, etc.  . . . . . . . . . . .    30
         Section 6.14.  Frankino Non-Compete Agreement  . . . . . . . . .    30
         Section 6.15.  Closing Balance Sheet, etc. . . . . . . . . . . .    31
         Section 6.16.  Intellectual Property
                                     Infringements  . . . . . . . . . . .    31
         Section 6.17.  Permits . . . . . . . . . . . . . . . . . . . . .    31

ARTICLE VII             CONDITIONS TO THE SELLER'S OBLIGATIONS  . . . . .    31
         Section 7.1.  Opinions of Purchaser's Counsel  . . . . . . . . .    32
         Section 7.2.  Truth of Representations and
                                Warranties  . . . . . . . . . . . . . . .    32
         Section 7.3.  Performance of Agreements  . . . . . . . . . . . .    32
         Section 7.4.  No Litigation Threatened . . . . . . . . . . . . .    32
         Section 7.5.  Governmental Approvals . . . . . . . . . . . . . .    32
         Section 7.6.  Ancillary Agreements.    . . . . . . . . . . . . .    32
         Section 7.7.  Avis, Inc. Guaranty. . . . . . . . . . . . . . . .    32





                                      (ii)
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
                                                                           Page

         Section 7.8.  Avis, Inc. Net Worth . . . . . . . . . . . . . .     32

ARTICLE VIII            COVENANTS; OTHER AGREEMENTS . . . . . . . . . .     33
         Section 8.1.  Hart-Scott-Rodino Act  . . . . . . . . . . . . .     33
         Section 8.2.  Licenses and Permits . . . . . . . . . . . . . .     33
         Section 8.3.  Non-Competition; Confidentiality . . . . . . . .     33
         Section 8.4.  Information Sharing  . . . . . . . . . . . . . .     34
         Section 8.5.  Cooperation/Record Keeping . . . . . . . . . . .     34
         Section 8.6.  Transfer Taxes . . . . . . . . . . . . . . . . .     35
         Section 8.7.  Covenant Not to Use Tradenames,
                                etc.  . . . . . . . . . . . . . . . . .     35
         Section 8.8.  Estoppel Certificates/Consents . . . . . . . . .     35
         Section 8.9.  Intellectual Property Infringement
                                Correspondence  . . . . . . . . . . . .     36
         Section 8.10.  Employee Compensation . . . . . . . . . . . . .     36
         Section 8.11.  Name Change . . . . . . . . . . . . . . . . . .     36

ARTICLE IX              SURVIVAL OF REPRESENTATIONS; INDEMNITY  . . . .     36
         Section 9.1.  Survival of Representations  . . . . . . . . . .     36
         Section 9.2.  Indemnification  . . . . . . . . . . . . . . . .     36
         Section 9.3.  Indemnification Procedure  . . . . . . . . . . .     38

ARTICLE X               TERMINATION . . . . . . . . . . . . . . . . . .     40
         Section 10.1.  Termination . . . . . . . . . . . . . . . . . .     40
         Section 10.2.  Effect of Termination . . . . . . . . . . . . .     41

ARTICLE XI              MISCELLANEOUS . . . . . . . . . . . . . . . . .     41
         Section 11.1.  Expenses  . . . . . . . . . . . . . . . . . . .     41
         Section 11.2.  Bulk Transfer Laws  . . . . . . . . . . . . . .     41
         Section 11.3.  GOVERNING LAW; JURISDICTION . . . . . . . . . .     41
         Section 11.4.  Captions  . . . . . . . . . . . . . . . . . . .     42
         Section 11.5.  Publicity . . . . . . . . . . . . . . . . . . .     42
         Section 11.6.  Notices . . . . . . . . . . . . . . . . . . . .     42
         Section 11.7.  Parties in Interest . . . . . . . . . . . . . .     43
         Section 11.8.  Counterparts  . . . . . . . . . . . . . . . . .     43
         Section 11.9.  Entire Agreement  . . . . . . . . . . . . . . .     43
         Section 11.10.  Amendments . . . . . . . . . . . . . . . . . .     43
         Section 11.11.  Severability . . . . . . . . . . . . . . . . .     43
         Section 11.12.  Third Party Beneficiaries  . . . . . . . . . .     43
         Section 11.13.  Rights Cumulative  . . . . . . . . . . . . . .     44
         Section 11.14.  Interest.  . . . . . . . . . . . . . . . . . .     44
         Section 11.15.  Name Change Acknowledgement. . . . . . . . . .     44





                                     (iii)
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                                                                            Page

EXHIBITS

EXHIBIT A               Form of Assignment and Assumption Agreement
EXHIBIT B               Form of Bill of Sale
EXHIBIT C               Form of Corporate Office Lease
EXHIBIT D               Form of Frankino Non-Compete Agreement
EXHIBIT E               Form of Interim Services Agreement
EXHIBIT F               Form of License Agreement
EXHIBIT G               Form of Trademark Assignment (Quitclaim)
EXHIBIT H               Form of Trademark Assignment (Registered)
EXHIBIT I               Form of Trademark Assignment (Unregistered)
EXHIBIT J               Form of Vehicle Lease Agreement
EXHIBIT K               Form of Hel Lou Incorporated Letter Agreement
EXHIBIT L               Form of Avis, Inc. Guaranty


SCHEDULES


Schedule 1.1(a)         Prepaid Assets
Schedule 1.1(b)         Rental Vehicles
Schedule 1.1(c)         Support Vehicles
Schedule 3.2            Yellow Pages Advertising
Schedule 3.3            Balance Sheet
Schedule 3.6            Encumbrances
Schedule 3.7            Site Leases
Schedule 3.9            Permits
Schedule 3.10           Litigation
Schedule 3.13           Insurance Policies
Schedule 3.14           Intellectual Properties
Schedule 3.16           Employment Relations
Schedule 3.20           Changes; Events
Schedule 4.3            Employees





                                      (iv)

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                 ASSET PURCHASE AGREEMENT dated as of August 23, 1995 between NATIONAL AUTO CREDIT, INC., a Delaware corporation (the "Seller") and AGENCY RENT A CAR SYSTEM, INC. (formerly known as Avis Capital Corporation), a Delaware corporation (the "Purchaser").


                             W I T N E S S E T H :
                             - - - - - - - - - -

                 WHEREAS, the Seller is the owner of the Assets;

                 WHEREAS, upon the terms and conditions set forth in this Agreement, the Seller desires to sell and the Purchaser desires to buy the Assets; and


                 NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein that the parties hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------
                 Section 1.1. DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified therefor below:

                 "Agreed Claims" shall have the meaning specified in Section 9.4(d).

                 "Agreement" shall mean this Agreement as amended, modified or supplemented from time to time.

                 "Ancillary Agreements" shall mean the Assignment and Assumption Agreement, the Trademark Assignment (Registered), the Trademark Assignment (Unregistered), the Trademark Assignment (Quitclaim), the Bill of Sale, the Interim Services Agreement, the Vehicle Lease Agreement, the Corporate Office Lease, the Employment Agreements and the License Agreement.

                 "Assets" shall mean all of Seller's right, title and interest in and goodwill related to the Replacement Vehicle Intellectual Property (including the Tradename Rights and all signs, documents, orders, labels and other materials containing Tradenames), the Support Vehicles, the Permits, the Telephone Numbers, the F&F and the Prepaid Assets (but shall not include any Existing Rentals), in each case as in existence on the Closing Date.

                 "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement by and between the Seller and the Purchaser, in the form of Exhibit A hereto pursuant to which, INTER ALIA, the Seller assigns and or otherwise transfers (including by sublease) to Purchaser Seller's rights under the Site Leases and the Purchaser assumes Seller's obligations under the assigned Site Leases arising on or after the Closing Date.

                 "Balance Sheet" shall have the meaning specified in Section
3.3.

                 "Balance Sheet Date" shall have the meaning specified in
Section 3.3.

                 "Bill of Sale" shall mean the Bill of Sale to be executed by the Seller at the Closing, in substantially the form of Exhibit B hereto.

                 "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks located in New York, New York or Cleveland, Ohio shall be authorized or required by law to close.

                 "Certificate" shall have the meaning specified in Section
9.3(a).

                 "Closing" shall have the meaning specified in Section 2.4(a)

                 "Closing Date" shall have the meaning specified in Section 2.4(a).

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Confidentiality Agreement" shall have the meaning specified in Section 5.3.

                 "Corporate Headquarters" shall mean the real property located at 30000 Aurora Road and 6001 Cochran Road, Solon, Ohio owned by the Seller and serving as the Seller's headquarters office.

                 "Corporate Office Lease" shall mean a lease substantially in the form of Exhibit C hereto providing for the sublease by the Purchaser of a portion of the Corporate Headquarters for a period of up to 18 months.

                 "Critical Site Leases" shall mean the Site Leases designated on Schedule 3.7 hereto by the Purchaser as critical to the Replacement Vehicle Business.

                 "Current Replacement Vehicle Intellectual Property" shall have the meaning provided in Section 3.14.

                 "Damages" shall have the meaning specified in Section 9.2(a).

                 "Employment Agreements" shall have the meaning specified in
Section 6.9.

                 "Environmental Claims" means administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of non-compliance or violation or proceedings relating in any way to any Environmental Law or any permit issued under any such Law (hereafter "Claims"), including (i) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                 "Environmental Law" means any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law in effect and in each case as amended as of the Closing Date, relating to the environment or Hazardous Materials, including the Comprehensive Environmental Response Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 6901 ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
Section 9601 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C.
Section 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 300f ET

SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ.; and their state and local counterparts and equivalents.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. All citations to ERISA or the regulations promulgated thereunder shall include any amendment, substitute or successor thereto.

                 "Existing Rentals" shall mean and include all rental and lease agreements relating to the Rental Vehicles and in effect on the Closing Date, provided that any renewal or extension of any such agreement shall not constitute an Existing Rental.

                 "F&F" shall mean the furniture and fixtures owned by the Seller on the Closing Date and located at any Seller Property.

                 "F&F Purchase Price" shall mean $400,000.

                 "Frankino Non-Compete Agreement" shall mean the Non-Compete Agreement, between the Purchaser and Sam J. Frankino in the form of Exhibit D hereto.

                 "GAAP" shall mean generally accepted accounting principles in the Unites States.

                 "Hazardous Materials" means (i) any new or used petroleum or petroleum products, antifreeze, asbestos in a form that is friable and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls of 50 ppm or greater; and (ii) any chemicals, materials or substances defined as or included in the definition of "Hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law.

                 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                 "Indemnified Party" shall have the meaning specified in
Section 9.3(a).

                 "Indemnifying Party" shall have the meaning specified in
Section 9.3(a).

                 "Intellectual Property" shall mean any domestic or foreign patents, patent applications, registered and common law trademarks and service marks, trademark and service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, tradenames (including all Tradenames), customer lists, trade secrets and proprietary information.

                 "Interim Services Agreement" shall mean an agreement substantially in the form of Exhibit E.

                 "IRS" shall mean the United States Internal Revenue Service.

                 "Knowledge" shall mean, with respect to any corporate entity, the actual or constructive knowledge of any officer of such corporate entity, after due inquiry.

                 "License Agreement" shall mean the License Agreement substantially in the form of Exhibit F hereto related to the licensing of the tradename "Agency Rent-A-Car" by the Purchaser to the Seller for the purposes set forth therein.

                 "Limited Post-Closing Period" shall mean with respect to (i) information relating to the Replacement Vehicles leased by the Purchaser under the Vehicle Lease Agreement, the period from the Closing Date until thirty (30) days after the last Rental Vehicle leased by the Purchaser thereunder is returned to the Seller, and (ii) all other information relating to the Replacement Vehicle Business, the period from the Closing Date until six months after the Closing Date.

                 "Material Adverse Effect" shall mean a material adverse effect on (i) the business, operations, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of the Replacement Vehicle Business or (ii) the use, title or value of the Assets.

                 "Moody's" shall mean Moody's Investors Service, Inc.

                 "Net Book Value", as to any item or asset, shall mean the net book value of the same, determined in accordance with GAAP, as of the Closing Date as recorded on the books and records of Seller, maintained in accordance with the past practices of Seller.

                 "Permit" shall have the meaning specified in Section 3.9.

                 "Permitted Liens" shall mean (i) liens reflected on the Balance Sheet, (ii) liens arising by operation of law, and (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent.

                 "Person" shall mean any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization, governmental body or any subdivision or agency thereof or any other entity.

                 "Post-Closing Yellow Pages Price" shall mean an amount equal to the aggregate value of prepaid Yellow Pages advertising expenses relating to Yellow Pages advertising and listings for future periods as to which the cut-off date for inclusion will occur between the day after the Closing Date and thirty (30) days after the Closing Date.

                 "Pre-Closing Periods" shall have the meaning set forth in
Section 3.11.

                 "Prepaid Assets" shall mean the assets listed on Schedule 1.1(a) hereto including (i) the Prepaid Registrations and (ii) the prepaid Yellow Page advertising expenses listed thereon (specifying the periods for which such advertising is (x) prepaid and (y) in effect).

                 "Prepaid Registrations" shall mean the licenses, registrations, license plates and similar prepaid expenses relating to the Rental Vehicles and the Support Vehicles.

                 "Prepaid Registrations Price" shall mean an amount equal to the aggregate value of all Prepaid Registrations as of the Closing Date.

                 "Purchase Price" shall have the meaning specified in Section
2.2.

                 "Purchaser" shall have the meaning specified in the first paragraph hereof.

                 "Release" or "Released" shall mean disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land, or water or air or otherwise entering into the environment.

                 "Rental Vehicle" shall mean any vehicle owned by the Seller (or any subsidiary of the Seller) and rented or leased by the Seller (or any subsidiary of the Seller) in the Replacement Vehicle Business. Schedule 1.1(b) lists all Rental Vehicles owned by the Seller on the Closing Date and the following information with respect to each Rental Vehicle: depreciable basis, original in-service date, rate of depreciation, accumulated depreciation and mileage as of last check-in date.

                 "Replacement Vehicle Business" shall mean the business of renting and/or leasing Rental Vehicles as conducted by the Seller to and including the Closing Date.

                 "Replacement Vehicle Intellectual Property" shall have the meaning specified in Section 3.14.

                 "Returns" shall have the meaning specified in Section 3.11.

                 "S&P" shall mean Standard & Poor's Corporation.

                 "Seller" shall have the meaning specified in the first paragraph hereof.

                 "Seller Property" means any real property leased, used, operated or occupied by the Seller pursuant to a Site Lease.

                 "Site Employees" shall mean all employees of the Seller immediately prior to the Closing Date whose job location is at a Seller Property.

                 "Site Lease" shall have the meaning specified in Section 3.7.

                 "Specified Employees" shall mean (i) those employees listed on
Schedule 4.3 and (ii) the Site Employees.

                 "Support Vehicles" shall mean all trucks, vans, dollies and other vehicles listed on Schedule 1.1(c) owned by the Seller on the Closing Date and not constituting Rental Vehicles but utilized in support of the Replacement Vehicle Business.

                 "Tax Matter" shall have the meaning specified in Section 8.14.

                 "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, commonwealth, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding, employment occupation, corporation, alternative or add-on minimum tax and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return), and all estimated taxes, deficiency assessments, additions to tax, penalties, interest and additional amounts attributable thereto imposed by any federal, commonwealth, state, local or foreign taxing authority, including any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group.

                 "Telephone Numbers" shall mean all operating telephone numbers for Seller Properties and, except for telephone numbers used by the Seller in connection with its other businesses, all other telephone numbers relating to the Replacement Vehicle Business and controlled (by agreement, lease or otherwise) by the Seller and/or its subsidiaries on the date hereof and which under existing agreements, regulations and law, may be transferred to the Purchaser on the Closing Date.

                 "Trademark Assignment (Quitclaim)" shall mean an assignment of unregistered trademarks in the form of Exhibit G hereto.

                 "Trademark Assignment (Registered)" shall mean an assignment of registered trademarks in the form of Exhibit H hereto.

                 "Trademark Assignment (Unregistered)" shall mean an assignment of unregistered trademarks in the form of Exhibit I hereto.

                 "Tradename Rights" shall mean all of the Seller's right, title and interest in the Tradenames.

                 "Tradenames" shall mean all tradenames, trademarks and servicemarks presently or previously used by the Seller

(or which it has the right to use) in the Replacement Vehicle Business, including, without limitation, the servicemarks "Agency Rent-A-Car", "Agency", "Altra Auto Rental", "Automate Auto Rental", "Agency Auto Sales" and "Replacement Rent-A-Car."

                 "Transaction Documents" shall mean and include this Agreement and each of the Ancillary Agreements.

                 "Transfer Taxes" shall have the meaning specified in Section
8.6.

                 "Vehicle Lease Agreement" shall mean a lease substantially in the form of Exhibit J hereto.


                                   ARTICLE II

                                 SALE OF ASSETS
                                 --------------
                 Section 2.1. SALE OF ASSETS. On the terms and subject to the conditions of this Agreement, at the Closing, the Seller will sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will accept and purchase from the Seller, all of the Seller's right, title and interest to the Assets.

                 Section 2.2. PURCHASE PRICE. In consideration of the transfer and conveyance of the Assets to the Purchaser, at the Closing, the Purchaser shall pay to the Seller the amount of the sum of (i) $18,000,000 plus
(ii) the Net Book Value of the Support Vehicles plus (iii) the F&F Purchase Price plus (iv) the Prepaid Registrations Price plus (v) the Post-Closing Yellow Pages Price (the "Purchase Price"). The Purchase Price shall be paid at the Closing in immediately available funds by bank wire transfer to an account of the Seller designated by the Seller in writing to the Purchaser at least two Business Days prior to the Closing. Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser will not assume any liabilities of the Seller, whether relating to the Replacement Vehicle Business, the Assets or the Site Leases or otherwise, pursuant to this Agreement, it being understood that the Purchaser's assumption of certain liabilities of the Seller in respect of the Site Leases shall be solely as set forth in the Assignment and Assumption Agreement. The parties acknowledge that pursuant to this Agreement they will enter into the Ancillary Agreements on the Closing Date and will incur obligations to each other under such Ancillary Agreements to which they are a party.

                 Section 2.3. ALLOCATION OF PURCHASE PRICE. The Seller and the Purchaser agree to allocate the aggregate purchase price to be paid for the Assets in accordance with Section 1060 of the Code. In addition, the Seller and the Purchaser hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code. Neither the Seller nor the Purchaser shall file any tax return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 2.3.

                 Section 2.4. CLOSING. (a) The consummation of sale referred to in Section 2.1 (the "Closing") shall take place at 10:00 a.m. on the date which is five Business Days after the satisfaction or waiver of each of the conditions set forth in Article VI and Article VII of this Agreement (the "Closing Date") at the offices of Squire, Sanders & Dempsey, 4900 Society Center, 127 Public Square, Cleveland, Ohio 44114, or on such other date and at such other time as the parties may mutually agree.

                 (b) All of the actions taken and documents executed or delivered at the Closing shall be deemed to be taken, executed or delivered simultaneously, and no such action, execution or delivery shall be effective until all such actions to be taken and executions and deliveries to be accomplished are complete.

                 Section 2.5. FURTHER ASSURANCES. (a) At any time and from time to time at and after the Closing, at the request and expense of the Purchaser, the Seller shall execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, and other documents, and take or cause to be taken all such other actions, as the Purchaser reasonably deems necessary or desirable in order to (i) put the Purchaser in actual possession or operating control of the Assets, (ii) more fully and effectively vest in the Purchaser, or to confirm their title to and possession of, the Assets or (iii) otherwise carry out the terms of this Agreement.

                 (b) At any time and from time to time at and after the Closing, at the request and expense of the Seller, the Purchaser shall execute and deliver or cause to be executed and delivered, all such documents, and take or cause to be taken all such other actions, as the Seller reasonably deems necessary or desirable in order to more fully and effectively divest the Seller of the incidents of ownership of the Assets and of the liabilities assumed by the Purchaser pursuant to the Assignment and Assumption Agreement or otherwise carry out the terms of this Agreement.

                 Section 2.6. NON-ASSIGNABLE CONTRACTS. To the extent that the assignment of any contract, license or other right or asset to be assigned as provided hereunder shall require the consent of another party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof, but, upon request by the Purchaser, the Seller will use its reasonable efforts to obtain the written consent of the other parties to the assignment of all such contracts, licenses or other rights or assets, and if such consent is not obtained, the Seller and the Purchaser shall cooperate in any arrangement reasonably acceptable to the Purchaser designed to provide to the Purchaser the benefits, subject to the assumption by the Purchaser of the obligations and liabilities of the Seller, under any such agreements.


                                  ARTICLE III

                         REPRESENTATIONS OF THE SELLER
                         -----------------------------
                 The Seller hereby represents, warrants and agrees as follows:

                 Section 3.1. EXISTENCE AND GOOD STANDING. (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has the power to own the Assets and other properties and to carry on the Replacement Vehicle Business as now being conducted. The Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the Assets or other properties owned or leased by the Seller and used in the Replacement Vehicle Business or the nature of the Replacement Vehicle Business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

                 (b) The Seller has the corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each of the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, has been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Seller or its shareholders is necessary to authorize and to consummate the execution, delivery and performance by the Seller of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which it is a party has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                 (c) The execution and delivery by the Seller of the Transaction Documents to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby will not: (i) violate any provision of its Certificate of Incorporation or of its By-Laws; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Seller or by which any of its properties or assets may be bound; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority or other Person (other than under the HSR Act (it being understood that no representation is made pursuant to the preceding clause (ii) or this clause (iii) in respect of any bulk transfers laws); or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Seller is a party, or by which it or any of its properties or assets may be bound.

                 Section 3.2.  YELLOW PAGE ADVERTISING.  Except as set forth on
Schedule 3.2, as of the Closing Date, Yellow Page advertising and listings are in effect for all Seller Properties consistent with Seller's past practices and all such advertising and listings have been purchased and prepaid for all future periods as to which a cut off date for inclusion has occurred or will occur within thirty (30) days after the Closing Date.

                 Section 3.3. FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. Attached hereto as Schedule 3.3 is an unaudited balance sheet of the Replacement Vehicle Business (including the Assets) as at April 30, 1995 (the "Balance Sheet") and the related unaudited statement of income for the three month period ended on such date. The Balance Sheet fairly presents, in all material respects, the financial condition of the Replacement Vehicle Business at the date thereof, and the related statement of income fairly presents in all material respects, the results of the operations of the Replacement Vehicle Business for the period indicated. Since April 30, 1995 (the "Balance Sheet Date"), except for the effect of Seller's decision and announcement to dispose of the Replacement Vehicle Business, (i) there has been no event, action or condition which has had, or could reasonably be expected to have, a Material Adverse Effect, (ii) there has been no loss of any material Asset and (iii) the Seller has conducted the Replacement Vehicle Business only in the ordinary course and in a manner consistent with prior business practices.

                 Section 3.4. WARRANTIES; WARRANTY CLAIMS. Except for warranties implied by law, in the conduct of the Replacement Vehicle Business, the Seller does not make any representation or warranty to any of its customers with respect to Rental Vehicles or Support Vehicles or services provided by it.

                 Section 3.5. BOOKS AND RECORDS. The respective minutes books of the Seller and its subsidiaries, as previously made available to Purchaser and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the respective shareholders and Boards of Directors of the Seller and each of its subsidiaries. Neither the Seller nor any subsidiary has any of its records, systems, controls, data or information used by, concerning or related to the Replacement Vehicle Business or the Assets, recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Seller or one of its subsidiaries.

                 Section 3.6. TITLE TO ASSETS; ENCUMBRANCES. Except as set forth in Schedule 3.6 and Schedule 3.14 hereto, the Seller has good, valid and marketable title to each of the Assets (tangible and intangible) and Rental Vehicles existing on the Closing Date, including, without limitation, each of the Assets reflected in the Balance Sheet, except as indicated in the notes thereto and except for immaterial Assets sold, transferred or otherwise disposed of in the ordinary course of business since the Balance Sheet Date, and (ii) each of the Assets and Rental Vehicles purchased by such Seller since the Balance Sheet Date; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character except for Permitted Liens.

                 Section 3.7. SITE LEASES. Schedule 3.7 hereto contains an accurate and complete list of all real property leases (other than the Corporate Office Lease) to which the Seller is a party in connection with the Replacement Vehicle Business and a description of all such leases (including the remaining term thereof). Each lease set forth in Schedule 3.7 (or required to be set forth in Schedule 3.7) (each a "Site Lease") is in full force and effect; all rents and additional rents due to date on each such Site Lease have been paid; in each case, except as set forth in Schedule 3.7, the lessee has been in peaceable possession since the commencement of the original term of such Site Lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the lessee under any such Site Lease. The Seller has not violated any of the terms or conditions of any such Site Lease, and, all of the covenants to be performed by any other party under any such Site Lease have been fully performed. There are no rental payments required to be made under or in connection with any of the Site Leases set forth in Schedule 3.7 (or required to be set forth in Schedule 3.7) other than as set forth in Schedule 3.7. As of the date hereof, except as set forth in Schedule 3.7, Seller has fulfilled all of its obligations required under any of the Site Leases set forth in Schedule 3.7 (or required to be set forth in Schedule 3.7). The property leased by the Seller or any subsidiary pursuant to each Site Lease is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

                 Section 3.8. RESTRICTIVE DOCUMENTS. Neither the Seller nor any of its subsidiaries is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which (i) has, or could be reasonably expected to have, a Material Adverse Effect or (ii) would prevent consummation of the transactions contemplated by the Transaction Documents, compliance with the terms, conditions and provisions hereof or thereof or the continued operation of the Replacement Vehicle Business after the date hereof or the Closing Date on substantially the same basis as theretofore operated.

                 Section 3.9. PERMITS. The Seller holds all material governmental and other third party permits (including occupancy permits), licenses, consents and authorizations (each a "Permit") required in connection with the use, operation or ownership of the Assets and/or the conduct of the Replacement Vehicle Business. Except as indicated on Schedule 3.9, the Seller holds all of the Permits in the name Agency Rent-A-Car, Inc. Any applications for the renewal of any Permit due prior to the Closing Date have been, or will be, timely filed by the Seller prior to the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to Knowledge of the Seller, threatened. No administrative or governmental action has been taken or to the Knowledge of the Seller is threatened in connection with the expiration, continuance or renewal of any such Permit.

                 Section 3.10.  LITIGATION.  Except as set forth in Schedule
3.10 hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the Knowledge of the Seller, threatened, against or affecting, the Seller, the Replacement Vehicle Business or the Assets which has, or could reasonably be expected to have, a Material Adverse Effect. There are no such suits, actions, claims, proceedings or investigations pending or threatened, seeking to prevent or challenging the transactions contemplated by the Transaction Documents. The Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding (i) which may have an adverse effect on the ability of the Purchaser to (x) acquire any property which is material to the conduct of the Replacement Vehicle Business or (y) conduct business in any area in which the Replacement Vehicle Business is currently conducted or (ii) which may have a Material Adverse Effect.

                 Section 3.11. TAXES. (a) The Seller has timely filed all returns and reports required to be filed for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Periods") (collectively, the "Returns") which, if not timely filed, could give rise to any claim or lien against the Assets.

                 (b) The Seller has timely paid all Taxes (whether or not shown on a Return) when due which, if not timely paid, could give rise to a claim or lien against the Assets.

                 (c) There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the Knowledge of the Seller, threatened by any authority regarding any Taxes relating to the Seller or the Assets which could give rise to a claim or lien against the Assets.

                 (d) To the Knowledge of the Seller, no claim has ever been made by any taxing authority in a jurisdiction where the Seller does not file Returns that the Seller, any of the Assets and/or the Replacement Vehicle Business are or may be subject to taxation by that jurisdiction.

                 (e) There are no liens or security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

                 (f) There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Seller, the Assets and/or the Replacement Vehicle Business for any Pre-Closing Period and the Seller has not been requested to enter into any such agreement or waiver which could give rise to a claim or lien against the Assets.

                 (g) All Taxes which the Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable which, if unpaid, could give rise to a claim or lien against the Assets.

                 (h) Except pursuant to this Agreement, Seller is not now nor has been a party to any Tax allocation or sharing agreement that could result in any liability to the Purchaser.

                 Section 3.12. LIABILITIES. Neither the Seller nor any of its subsidiaries has any material outstanding claims, liabilities or indebtedness, contingent or otherwise, relating to or secured by the Assets and/or the Replacement Vehicle Business, except as set forth in the Balance Sheet or referred to in the footnotes thereto, other than liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business not involving borrowings by the Seller or any subsidiary. Neither the Seller nor any of its subsidiaries is in default in respect of the terms or conditions of any material indebtedness.

                 Section 3.13. INSURANCE. Set forth in Schedule 3.13 hereto is (i) a complete list of all insurance policies which the Seller maintains with respect to the Replacement Vehicle Business or the Assets in each case indicating coverage, limits and carrier, (ii) a description of the contractual arrangements relating to motor vehicles leased or rented by the Seller that provide the Seller with the benefits of insurance coverage(s) held or maintained by individual motor vehicle lessees or rental customers of such vehicles, (iii) a complete list of all States and other jurisdictions where the Seller is currently duly authorized and qualified as a self-insurer and (iv) a complete list of all increases since December 31, 1994 in the premiums payable under the insurance policies described in clause (i) above and of insurance policies maintained by the Seller with respect to the Replacement Vehicle Business and for the Assets that have been cancelled since December 31, 1994. All such policies, contractual arrangements and qualifications are in full force and effect and will not terminate or lapse with respect to the Rental Vehicles and Support Vehicles as a result of the transactions contemplated hereby (including the Vehicle Lease Agreement but not including a termination in any State of qualification as a self-insurer as a result of a reduction in fleet size below the minimum requirements for such State) and are (A) legal, valid and binding obligations of the Seller enforceable against it in accordance with their respective terms and (B) to the Knowledge of the Seller, legal, valid and binding obligations of the other parties thereto enforceable against such other parties in accordance with their respective terms (and the Seller has no Knowledge of any failure by it to perform under any of such policies or contractual obligations, which failure would excuse performance by such other parties thereunder) and are sufficient for all applicable requirements of law. In addition, the insurance reserve maintained by the Seller for claims arising out of the Rental Vehicle Business are adequate and Seller will continue to maintain the adequacy of such reserve for all periods after the Closing Date as appropriate.

                 Section 3.14. INTELLECTUAL PROPERTIES. Schedule 3.14, Part A hereto sets forth all Intellectual Property owned by the Seller and its subsidiaries which are material to, and are currently used by the Seller or any of its subsidiaries in the Replacement Vehicle Business (the "Current Replacement Vehicle Intellectual Property"). The operation of the Replacement Vehicle Business as conducted by the Seller as of the Closing Date requires no rights under Intellectual Property other than rights under Intellectual Property listed on Schedule 3.14, Part A and rights granted to the Seller pursuant to agreements listed on Schedule 3.14, Part A. Within the six year period immediately prior to the date of this Agreement, the business of the Seller and its subsidiaries made use of no material Intellectual Property rights other than (i) the Current Replacement Vehicle Intellectual Property and
(ii) rights under Intellectual Property listed on Schedule 3.14, Part B and rights granted to the Seller and its subsidiaries pursuant to agreements listed on Schedule 3.14, Part B (and together with the Current Replacement Vehicle Intellectual Property, the "Replacement Vehicle Intellectual Property").
Except as otherwise set forth in Schedule 3.14, Part A, the Seller owns all right, title and interest in the Current Replacement Vehicle Intellectual Property including, without limitation, exclusive rights to use and license the same. Certificates or instruments evidencing the registrations and applications for registration set forth in Schedule 3.14 are in the possession of the Seller. None of the Current Replacement Vehicle Intellectual Property are the subject of any outstanding assignments, grants, mortgages, pledges, trusts, encumbrances or liens, whether written, or oral or implied, which would preclude the Seller's complete and unencumbered transfer of such rights to the Purchaser or which would in any way restrict the Purchaser's use of such Current Replacement Vehicle Intellectual Property. Each item of Current Replacement Vehicle Intellectual Property listed in Schedule 3.14, Part A as being registered has been duly registered with, filed in, or issued by the appropriate domestic governmental agency, and all annuities or other fees have been paid, to the extent required by prudent business practices, and each such registration, filing and issuance is valid, subsisting and remains in full force and effect. The Seller has not registered Replacement Vehicle Intellectual

Property with any foreign governmental agency. Except as set forth on Schedule 3.14, Part A, to the extent that any of the registrations set forth in Schedule 3.14, Part A was obtained by assignment or merger, or is the subject of a change of name, the records of the appropriate governmental agency issuing the registration have been updated to reflect the proper and complete chain of title for the registration in question. No claim adverse to the rights or interests (including ownership and title) of the Seller in the Intellectual Property or agreements listed in Schedule 3.14, Part A (including a claim of invalidity or unenforceability) has been threatened (to the Knowledge of the Seller) or asserted, no basis (to the Knowledge of the Seller) exists for any such claim and, except as listed on Schedule 3.14, Part A, no Person has infringed or otherwise violated the Seller's right in any of the Intellectual Property or agreements listed in Schedule 3.14, Part A. The Seller agrees that it will comply with any request by the Purchaser made after the Closing Date to defend at the Seller's expense and indemnify the Purchaser from any claim by a third party against the Purchaser for unfair competition or infringement of such third party's rights, in each case based on the Purchaser's use of any of the Intellectual Property or agreements listed on Schedule 3.14, Part A (provided such third party used or claimed rights to any such Intellectual Property on or prior to the Closing Date). No litigation is pending, or to the Knowledge of the Seller threatened, wherein the Seller is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. No such claim has been asserted or threatened (to the Knowledge of the Seller) against the Seller, nor are there any facts that would give rise to such a claim. The foregoing representations and warranties do not limit or restrict the inclusion of the Replacement Vehicle Intellectual Property as part of the Assets and do not limit, and are without prejudice to, the Seller's other representations and warranties with respect to the Assets.

                 Section 3.15. COMPLIANCE WITH LAWS. Each of the Seller and its subsidiaries is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees with respect to the Replacement Vehicle Business or the Assets.

                 Section 3.16. EMPLOYMENT RELATIONS. With respect to the Replacement Vehicle Business, except as set forth in Schedule 3.16: (a) the Seller is in compliance in all material respects with all material federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours (including equal employment and employee safety) and has not received written notice of any claim that it is in violation of any such material laws, and has not and is not engaged in any unfair labor practice; (b) the Seller is not a party to any collective bargaining agreement with respect to any Specified Employees or any employees who will provide services under the Interim Services Agreement; (c) there is no labor strike, material controversy, dispute, slowdown or stoppage actually pending or (to the Knowledge of the Seller) threatened against or involving the Seller and any such employees that could have a Material Adverse Effect; (d) no representation question exists respecting such employees; (e) no grievance which might have a material adverse effect upon the Seller or the conduct of the Replacement Vehicle Business exists, no arbitration proceeding relating to such employees is pending and no claim therefor has been asserted; (f) no collective bargaining agreement is currently being negotiated by the Seller;
(g) Seller is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing; and (h) the Seller has not experienced any material labor difficulty during the last three years.

                 Section 3.17. EMPLOYEE BENEFIT PLANS. Neither Seller (nor any member of Seller's controlled group within the scope of Code Section 414), has any liability to or in connection with any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any employee benefit plan (within the meaning of Section 3(3) of ERISA) which would have an adverse impact upon the Assets or which would subject the Assets to any lien under ERISA or the Code. The Agency Rent-A-Car, Inc. 401k Savings and Retirement Plan and Trust (the "401k Plan") has at all times been maintained and operated in substantial compliance with its terms and requirements of all applicable laws, including, without limitation, ERISA and the Code. The 401k Plan has been determined to be qualified under Section 401(a) of the Code by the IRS. The 401k Plan trust established in connection with the 401k Plan has been determined to be exempt from Federal income taxation under Section 501(a) of the Code by the IRS. Since the date of each most recent determination referred to in this Section 3.17, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of such determination or that could adversely affect the qualified status of the 401k Plan or the exempt status of such trust. The Seller has delivered to the Purchaser true and complete copies of the most recent IRS determination letter obtained with respect to the 401k Plan.

                 Section 3.18. ENVIRONMENTAL LAWS AND REGULATIONS. The Seller has not used, installed, leased or otherwise become contractually liable for, nor are any senior executive officers of Seller aware (without inquiry) of the existence of (i) any underground or above ground storage tanks on any of the Seller Properties that would have or do contain gasoline, motor oil (new or used), anti-freeze or other Hazardous Materials or (ii) any asbestos on any of the Seller Properties, nor has Seller actually received any notice, claim or other form of communication from any governmental authority, landlord or any other third party that any Seller Property is or may be in violation of any Environmental Law.

                 Section 3.19. SOLVENCY. The Seller is not entering into this Agreement with actual intent to hinder, delay or defraud creditors.
Immediately prior to and immediately subsequent to the Closing Date (after giving effect to the transactions contemplated herein):

                 (a) the present fair salable value of the assets of the Seller (on a going concern basis) will exceed the probable liability of the Seller on its debts (including its contingent obligations);

                 (b) the Seller has not incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts); and the amount of cash available to the Seller after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid; and

                 (c) the Seller will have sufficient capital with which to conduct its businesses, and the respective property of the Seller does not constitute unreasonably small capital with which to conduct its businesses.

                 For purposes of this Section 3.19, "debt" means any liability on a (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable secured, or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such a right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

                 Section 3.20. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on Schedule 3.20 hereto, since the Balance Sheet Date, the Seller has not:

                 (a) entered into any commitment or transaction in respect of the Replacement Vehicle Business, except in the ordinary course of business of the Replacement Vehicle Business;

                 (b) experienced any event which caused or, to the Knowledge of the Seller, could reasonably be expected to cause a Material Adverse Effect on the Replacement Vehicle Business;

                 (c) suffered any destruction, damage or loss suffered by any material asset, or to assets which, in the aggregate are material, used in the Replacement Vehicle Business;

                 (d) experienced any labor unrest or other event or condition which has or threatens to have a Material Adverse Effect;

                 (e) amended or terminated any Site Lease, material contract, agreement or Permit relating to the Replacement Vehicle Business (other than the renewal of any Site Lease or Permit);

                 (f) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business;

                 (g) experienced any change in the management of the Replacement Vehicle Business or its relationship with suppliers;

                 (h) made any change in method of accounting or auditing practice in respect of the Replacement Vehicle Business (except that as of the quarter ended on July 31, 1995 the Seller will account for the Replacement Vehicle Business under "discontinued operations accounting");

                 (i) sold, leased, abandoned, mortgaged, pledged or otherwise disposed of any right, title or interest in any Seller Property or, other than in the ordinary course of business of the Replacement Vehicle Business, of any property constituting part of the Assets;

                 (j) except as set forth on Schedule 3.2, reduced or ceased its purchase and placement in a timely manner of Yellow Pages advertising with respect to the Replacement Vehicle Business (and to each Seller Property);

                 (k) otherwise conducted its business or entered into any transaction, other than in the ordinary course of business;

                 (l) experienced any event or condition of any character which has or could reasonably be expected to have, a Material Adverse Effect; or

                 (m) agreed, whether or not in writing, to do any of the foregoing.

                 Section 3.21. BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of the Seller is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby, except for Brown Brothers Harriman & Co., whose fees and expenses will be paid by the Seller, and the Seller agrees to hold the Purchaser harmless from any liability it may incur arising from such Person's services.

                 Section 3.22. COPIES OF DOCUMENTS. The Seller has caused to be made available for inspection and copying by Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article III or in any Schedule attached hereto.

                 Section 3.23. VEHICLE CONDITION. As of the Closing Date, all Support Vehicles and all Rental Vehicles to be leased under the Vehicle Lease Agreement are road worthy, in running order and legal for operation on public roads, with current state inspections.

                                   ARTICLE IV

                        REPRESENTATIONS OF THE PURCHASER
                        --------------------------------
                 The Purchaser hereby represents, warrants and agrees as follows:

                 Section 4.1. EXISTENCE AND GOOD STANDING; POWER AND AUTHORITY; CONFLICTS. (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                 (b) The Purchaser has the corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Purchaser is necessary to authorize and to consummate the execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which the Purchaser is a party has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                 (c) The execution and delivery by the Purchaser of each of the Transaction Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not: (i) violate any provision of its Certificate of Incorporation or of its By-Laws;
(ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Purchaser or by which any its properties or assets may be bound; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority or of any other Person (other than under the HSR Act); or (iv) result in a violation or breach of, conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Purchaser is party, or by which it or any of its properties or assets may be bound.

                 Section 4.2. BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement except for Lehman Brothers, whose fees and expenses will be paid by the Purchaser, and the Purchaser agrees to hold the Seller harmless from any liability it may incur arising from such Person's services.

                 Section 4.3. EMPLOYEES. Prior to the Closing Date, the Purchaser will have made a bona fide offer to (i) substantially all the Site Employees of at-will employment on substantially the same compensation levels (or better) as in effect for each such Site Employee from the Seller immediately prior to the Closing Date, and (ii) each of the management employees listed on Schedule 4.3 of employment pursuant to the terms of employment agreements, in form and substance satisfactory to the Purchaser, which agreements shall provide for substantially the same compensation levels (or better) as in effect for each such management employee from the Seller immediately prior to the Closing Date.

                 Section 4.4. INSURANCE. The Purchaser self-insures for automobile, bodily injury and property damage liability in an amount of $1 million per occurrence. The Purchaser maintains insurance coverage for such liabilities incurred in amounts in excess of such $1 million self-insurance up to and including amounts in excess of $40 million. Such insurance will apply to the Purchaser's insurance obligations under the Vehicle Lease Agreement. In addition, the insurance reserve maintained by the Purchaser for claims arising in respect of any existing liabilities are adequate and the Purchaser will continue to maintain such insurance and the adequacy of such reserves for all periods after the Closing Date as are appropriate.

                 Section 4.5. AVIS, INC. NET WORTH. Avis, Inc. has a net worth, determined in accordance with GAAP, of at least $150 million and there has not occurred since February 28, 1995 any event or occurrence which is reasonably likely to have a material adverse effect on the business, operations, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of Avis, Inc.


                                   ARTICLE V

                 CONDUCT OF BUSINESS; EXCLUSIVE DEALING; REVIEW
                 ----------------------------------------------
                 Section 5.1. CONDUCT OF BUSINESS OF THE SELLER. On and after the date hereof and to and including the Closing Date, except as otherwise required in this Agreement or any Ancillary Agreement, the Seller will: (i) operate its Replacement Vehicle Business and utilize the Assets only in the usual, regular and ordinary manner and will use its reasonable efforts to preserve its present business organization intact, keep available the services of its present managers and employees and preserve its present relationships with third parties having business dealings with it, (ii) confer with the Purchaser's designated representatives to keep the Purchaser informed with respect to operational matters of a material nature and report the general status of ongoing operations of the Replacement Vehicle Business; (iii) maintain the Assets and all properties relating to the Replacement Vehicle Business in good repair, order and condition, reasonable wear and tear excepted, and will maintain insurance upon all of such Assets and properties relating to the Replacement Vehicle Business and with respect to the conduct of its Replacement Vehicle Business in amounts and kinds comparable to that in effect on the date hereof; (iv) not grant any increase in the salary or other compensation of any of the Specified Employees or any employee to perform duties under the Interim Services Agreement other than (A) in the ordinary course of business consistent with past practice as to the amount and nature thereof or (B) as previously consented to by the Purchaser; (v) not make or amend any bonus, pension, retirement or insurance plan, payment or arrangement to or with any such employees except in the ordinary course of business consistent with past practice; (vi) not permit any of the Rental Vehicles or Assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens);
(vii) not sell or dispose of (without the prior consent of the Purchaser and except in the ordinary course of business) any Support Vehicle or any Rental Vehicle eligible to be leased under the Vehicle Lease Agreement; (viii) not make any capital expenditure or commitment therefor relating to the Replacement Vehicle Business except in the ordinary course of business consistent with past practice; (ix) not cancel or waive any substantial claims or rights relating to the Replacement Vehicle Business or the Assets (including any right of coverage under its existing insurance policies, including its current excess coverage insurance); (x) not terminate or modify, and refrain from doing any act or from omitting to do any act which will cause a material breach or violation of, any lease, license, permit, contract or other agreement listed in any Schedule attached hereto; (xi) not change the character of its Replacement Vehicle Business in any material manner; (xii) not terminate or cease to control (by agreement, lease or otherwise) any telephone number (including all Telephone Numbers) used on the date hereof with respect to any Seller Property and/or the Replacement Vehicle Business (whether or not used by any operating Site Lease location); (xiii) not reduce or cease its purchase and placement in a timely manner of Yellow Pages advertising with respect to the Replacement Vehicle Business (and to each Seller Property); and (xiv) not agree, whether or not in writing, to do any of the foregoing.

                 Section 5.2. EXCLUSIVE DEALING. During the period from the date of this Agreement to the Closing Date, or until this Agreement is terminated in accordance with its terms, neither the Seller nor any officer, director, agent or representative of the Seller shall take any action to, directly or indirectly, initiate or solicit discussions or negotiations with any Person, other than the Purchaser, concerning any purchase of the Assets or any merger, sale of substantial assets or similar transaction involving the Replacement Vehicle Business. If after execution of this Agreement by the Seller and the Purchaser, the Seller does not consummate the transactions contemplated hereby as a result of its having received a higher or more attractive (to the Seller) offer from another person or entity prior to terminating this Agreement as provided in Section 10.1, the Seller shall pay to the Purchaser a fee of $1,000,000 together with all of its substantiated out-of-pocket expenses incurred in connection with the proposed transaction and the Transaction Documents.

                 Section 5.3. REVIEW OF THE SELLER. The Purchaser may, prior to the Closing Date, directly or through their representatives, review the properties, books and records of the Replacement Vehicle Business and their financial and legal condition to the extent they deem necessary or advisable to familiarize themselves with such properties and other matters; such review shall not, however, affect the representations and warranties made by the Seller in this Agreement or the remedies of the Purchaser for breaches of those representations and warranties. The Seller shall permit the Purchaser and its representatives to have, after the date of execution of this Agreement, reasonable access to the premises and to the books and records of the Replacement Vehicle Business during normal working hours and to cause the officers of the Seller to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Replacement Vehicle Business as the Purchaser shall from time to time reasonably request, including, without limitation, maintenance and repair records for the Rental Vehicles and Support Vehicles. The parties hereto acknowledge that they have entered into a Confidentiality Agreement dated March 6, 1995 (the "Confidentiality Agreement") and each of the Purchaser and the Seller confirm that they and their affiliates will comply with their respective obligations thereunder and that information obtained during any such review will be subject to the terms of the Confidentiality Agreement.


                                   ARTICLE VI

                   CONDITIONS TO THE PURCHASER'S OBLIGATIONS
                   -----------------------------------------
                 The obligations of the Purchaser to consummate the transactions contemplated by this Agreement is conditioned upon satisfaction, at or prior to the Closing, of the following conditions:

                 Section 6.1. OPINIONS OF COUNSEL. The Seller shall have furnished the Purchaser with an opinion, dated the Closing Date, of its counsel, Squire, Sanders & Dempsey, and of its General Counsel, Thomas J. Dostart, each in a form reasonably acceptable to the Purchaser.

                 Section 6.2. NO MATERIAL ADVERSE CHANGE. Since the Balance Sheet Date, no event shall have occurred and no circumstance shall exist which has had or could reasonably be expected to have a Material Adverse Effect.

                 Section 6.3. TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Seller shall have deliv-ered to the Purchaser a certificate, signed by the President or a Vice President of the Seller, dated the Closing Date, to such effect.

                 Section 6.4. PERFORMANCE OF AGREEMENTS. All of the agreements of the Seller to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Seller shall have delivered to the Purchaser an officer's certificate of the Seller signed by the President or a Vice President of the Seller, dated the Closing Date, to such effect.

                 Section 6.5. NO LITIGATION THREATENED. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

                 Section 6.6. GOVERNMENTAL APPROVALS. All waiting periods (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by early termination by the Federal Trade Commission or the Department of Justice.

                 Section 6.7. BILL OF SALE. The Seller shall have executed and delivered to the Purchaser the Bill of Sale.

                 Section 6.8. OTHER ARRANGEMENTS. (a) The Seller shall have executed and delivered to Purchaser the Interim Services Agreement which shall be in full force and effect.

                 (b) The Seller shall have executed and delivered to Purchaser the Vehicle Lease Agreement which shall be in full force and effect.

                 (c) The Seller shall have executed and delivered to Purchaser the Corporate Office Lease which shall be in full force and effect.

                 (d) The Seller shall have executed and delivered to Purchaser the License Agreement which shall be in full force and effect.

                 Section 6.9. EMPLOYMENT AGREEMENTS. The Purchaser shall have entered into employment agreements in form and substance satisfactory to the Purchaser with each of the

Seller's management employees listed on Schedule 4.3 hereto (the "Employment Agreements").
                 Section 6.10. CREDIT RATING/NET WORTH. The Seller shall have delivered to the Purchaser either (i) evidence that Moody's and S&P will, after giving effect to the transactions contemplated by this Agreement, respectively assign a short-term credit rating to the Seller of at least A1 and P1 or (ii) a certificate of its Chief Financial Officer stating that, after giving effect to the transactions contemplated by this Agreement the Seller will have a net worth, determined in accordance with GAAP, of at least $150 million, and setting forth the calculations used to determine such net worth.

                 Section 6.11. ESTOPPEL CERTIFICATES/CONSENTS, ETC. The Seller shall have delivered to the Purchaser (x) estoppel certificates and consents (satisfactory to the Purchaser) to assignments from its landlords with respect to at least 75% of the Site Leases, including substantially all of the Critical Site Leases (all such Site Leases with estoppel certificates, the "Specified Site Leases") and (y) evidence that 90% of the Seller Properties subject to the Site Leases are permanently manned on the Closing Date with a least two employees of Seller, with the manager employee having at least six months of employment with Seller working in the Replacement Vehicle Business.

                 Section 6.12. RENT EXPENSE. Aggregate rental expenses for the Site Leases on the Closing Date shall not exceed 105% of aggregate rental expense set forth in the print-out dated August 1, 1995 of the Site Leases prepared by the Seller and heretofore delivered to the Purchaser, and on the Closing Date no one rent under a Site Lease shall exceed 110% of the rent for such Site Lease as set forth in such print-out (giving effect to any increase currently provided for any such Site Lease as described in such print-out).

                 Section 6.13. CERTAIN TERMINATIONS. Each of the Purchaser and Hel Lou Incorporated shall have executed and delivered to the Purchaser the letter agreement in the form of Exhibit K hereto.

                 Section 6.14. FRANKINO NON-COMPETE AGREEMENT. The Frankino Non-Compete Agreement shall have been executed and delivered by the parties thereto and be in full force and effect.

                 Section 6.15. CLOSING BALANCE SHEET, ETC. The Seller shall have delivered to the Purchaser a pro forma balance sheet as of the Closing Date setting forth the Net Book Value on such date of the Support Vehicles and the Rental Vehicles owned on such date (which balance sheet shall not be required to have been prepared in accordance with GAAP but shall be satisfactory to the Purchaser), together with a computer data base run as of the Closing Date or the last day of the last month then ended setting forth on an individual basis the amortized value of each the items included in the Prepaid Registrations.

                 Section 6.16. INTELLECTUAL PROPERTY INFRINGEMENTS. The Seller shall have sent letters, in a form reasonably satisfactory to the Purchaser, to any Person known to the Seller (including the Persons identified in writing by the Purchaser and whose names have been provided to the Seller) to be infringing upon the Seller's right, title or interest in any Intellectual Property described on Schedule 3.14. Such letters shall inform such Persons that their use of any such Intellectual Property infringes upon the Seller's right, title or interest therein and that each such Person must immediately cease from using such Intellectual Property or prompt legal action will be taken. The Seller shall have delivered copies of any responses it received to such letters to the Purchaser.

                 Section 6.17. PERMITS. No later than ten (10) days after the date hereof the Seller shall have delivered to the Purchaser true and complete copies of each Permit related to, or issued or obtained in connection with the operation of, at least 75% of the Site Leases (including all or substantially all of the Critical Site Leases). No later than fifteen (15) days after the date hereof the Seller shall have delivered to the Purchaser true and complete copies of each Permit related to, or issued or obtained in connection with the operation of, all or substantially all of the other 25% of the Site Leases.


                                  ARTICLE VII

                     CONDITIONS TO THE SELLER'S OBLIGATIONS

                 The transfer and conveyance of the Assets by the Seller is conditioned upon satisfaction, at or prior to the Closing, of the following conditions:

                 Section 7.1. OPINIONS OF PURCHASER'S COUNSEL. The Purchaser shall have furnished the Seller an opinion, dated the Closing Date, of its special counsel, White & Case, and of its General Counsel, John J. Lynch, each in a form reasonably acceptable to the Seller.

                 Section 7.2. TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Purchaser shall have delivered to the Seller an officer's certificate, signed by the President or a Vice President of the Purchaser, dated the Closing Date, to such effect.

                 Section 7.3. PERFORMANCE OF AGREEMENTS. All of the agreements of the Purchaser to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Purchaser shall have delivered to the Seller an officer's certificate, signed by the President or a Vice President of the Purchaser, dated the Closing Date, to such effect.

                 Section 7.4. NO LITIGATION THREATENED. No action or proceeding shall be instituted or threatened before a court or other government body or any public authority to restrain or prohibit any of the transactions contemplated hereby.

                 Section 7.5. GOVERNMENTAL APPROVALS. All waiting periods (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by early termination by the Federal Trade Commission or the Department of Justice.

                 Section 7.6. ANCILLARY AGREEMENTS. The Purchaser shall have executed and delivered each of the Ancillary Agreements (other than Employment Agreements) to which it is a party and the Purchaser shall have executed and delivered the Letter Agreement in the form of Exhibit L.

                 Section 7.7. AVIS, INC. GUARANTY. Avis, Inc. shall have executed and delivered a guaranty, in favor of the Seller, in the form of Exhibit L.

                 Section 7.8. AVIS, INC. NET WORTH. The Purchaser shall have delivered to the Seller a certificate of the Chief

Financial Officer of Avis, Inc. stating that, after giving effect to the transactions contemplated by this Agreement, Avis, Inc. will have a net worth, determined in accordance with GAAP, of at least $150 million.


                                  ARTICLE VIII

                          COVENANTS; OTHER AGREEMENTS
                          ---------------------------
                 Section 8.1. HART-SCOTT-RODINO ACT. As promptly as practicable after the date of this Agreement, the Seller and the Purchaser shall file or cause to be filed appropriate Notification and Report Forms under the HSR Act with respect to this Agreement and the transactions contemplated hereby. The Purchaser and the Seller shall cooperate to coordinate such filings, and to make reasonable efforts to respond to any governmental request or inquiry with respect thereto.

                 Section 8.2. LICENSES AND PERMITS. As promptly as practicable after the date hereof, the Purchaser shall prepare and file with the appropriate licensing and permitting authorities applications for the issuance to the Purchaser of all federal, state and local licenses and permits required for the Purchaser to operate the Replacement Vehicle Business after the Closing under the ownership of the Purchaser, and the Purchaser shall use all reasonable efforts to secure such licenses and permits. The Seller shall use reasonable efforts to assist the Purchaser in the preparation of such applications and the securing of such licenses and permits.

                 Section 8.3. NON-COMPETITION; CONFIDENTIALITY. (a) The Seller hereby covenants and agrees, on behalf of itself and on behalf of its affiliates, that, except as expressly provided in the Transaction Documents, the Seller and its corporate affiliates will not, directly or indirectly, at any time prior to the fifth anniversary of the Closing Date, within the United States (i) own, have an ownership interest in, manage, render services to, operate, join or control, or participate in, alone or with any Person, the ownership, management, operation or control of or be connected in any manner with any business, firm, corporation or other entity which engages in any business of the same or similar type as the Replacement Vehicle Business or any other short term leasing or rental of vehicles; PROVIDED, HOWEVER, that the provisions of this Section 3(a)(i) shall not apply to beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of a corporation traded on a registered national securities exchange or on the National Over The Counter Market which shall constitute in the aggregate 5% or less of the total number of such securities outstanding, and/or (ii) solicit any of the Specified Employees to accept employment with Seller or its affiliates.

                 (b) It is the desire and intent of the parties to this Agreement that the provisions of this Section 8.3 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 8.3 shall be adjudicated to be invalid or unenforceable, this Section 8.3 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 8.3 in the particular jurisdiction in which such adjudication is made.

                 (c) The parties recognize that the performance of the obligations under this Section 8.3 by the Seller is special, unique and extraordinary in character, and that in the event of the breach by any such party of the terms and conditions of this Section 8.3 to be performed, the other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Section 8.3, or to enforce the specific performance thereof by such party or to enjoin such party from violating the provisions of this Section 8.3 by seeking a temporary restraining order.

                 Section 8.4. INFORMATION SHARING. After the Closing Date, the Purchaser and the Seller shall each provide the other, on a continuing basis, such information regarding former employees of the Seller as the other shall reasonably request. The requesting party shall pay all reasonable out-of-pocket expenses incurred by the party receiving such request in complying with such request.

                 Section 8.5. COOPERATION/RECORD KEEPING. After the Closing Date, the Seller and the Purchaser shall furnish or cause to be furnished to the other party upon reasonable request such information relating to the Replacement Vehicle Business with respect to any Pre- Closing Period and the Limited Post-Closing Period (including books and records) as is reasonably necessary for the preparation of their respective Tax Returns, for the preparation of any audit, or for the prosecution or defense of any claim, suit, proceeding, or proposed adjustment. With respect to the foregoing, the Purchaser will not allow the destruction or disposition of any books, records or files relating to the business, properties, assets or Replacement Vehicle Business to the extent they pertain to the operations of the Seller with respect to any Pre-Closing Period, without first having offered in a written notice to the Seller to deliver such books, records and files to the Seller. The Purchaser and the Seller shall be entitled to dispose of the books, records and files described in such notice if the Seller shall fail to request copies of such books, records and files within ninety (90) days after receipt of the notice described in the preceding sentence.

                 Section 8.6. TRANSFER TAXES. Except as provided in the Vehicle Lease Agreement and for sales taxes in respect of the sale of the F&F hereunder (which shall be the responsibility of the Purchaser), all stamp, transfer, documentary, sales, use, registration, and other similar taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the "Transfer Taxes") shall be paid by the Seller, and the Seller shall properly file, with the cooperation of the Purchaser, on a timely basis all necessary tax returns, reports, forms, and other documentation with respect to any Transfer Taxes and provide to the Purchaser evidence of payment of all Transfer Taxes.

                 Section 8.7. COVENANT NOT TO USE TRADENAMES, ETC. The Seller agrees that it will, as of the Closing Date, cease to use all Replacement Vehicle Intellectual Property for any purpose whatsoever (including, without limitation, disposing of Rental Vehicles under the "Agency" name), except as permitted by the License Agreement, and, except as provided in the License Agreement, deliver to Purchaser (including at any Seller Property where already located) all signs, purchase orders, invoices, sales orders, packaging stock, labels, letterheads, shipping documents and other materials containing any Tradenames.

                 Section 8.8. ESTOPPEL CERTIFICATES/CONSENTS. Following the Closing, the Seller shall use its best efforts to obtain the estoppel certificates and consents to assignments in excess of those referred to in
Section 6.11 (x) so that such certificates and consents are received with respect to at least 90% of the Site Leases, including all of the Critical Site Leases.

                 Section 8.9.  INTELLECTUAL PROPERTY INFRINGEMENT
CORRESPONDENCE. The Seller shall promptly deliver to the Purchaser copies of any responses the Seller receives following the Closing to the letters sent pursuant to Section 6.16.

                 Section 8.10. EMPLOYEE COMPENSATION. The Seller shall pay to any employee of the Seller who is hired by the Purchaser all salary, bonus or other compensation which is earned but unpaid as of the Closing Date. The date when such payment is made shall be in accordance with the Seller's past practice and be consistent with the date when such compensation is paid to the Seller's employees.

                 Section 8.11. NAME CHANGE. No later than thirty (30) days after the Closing Date, the Seller shall cause each of its subsidiaries or affiliates having a name which contains any Tradename to change such name to a name not containing a Tradename or any word similar to a Tradename and shall take all action, including terminating State qualification filings as to itself and its subsidiaries required to give effect to the intent of this Section 8.11.


                                   ARTICLE IX

                     SURVIVAL OF REPRESENTATIONS; INDEMNITY
                     --------------------------------------
                 Section 9.1. SURVIVAL OF REPRESENTATIONS. The respective representations and warranties of the Seller and the Purchaser contained in this Agreement shall survive for a period of 18 months following the Closing Date or in the case of the representations and warranties contained in Section 3.11, the date subsequent to the expiry of the applicable statute of limitations including any extensions.

                 Section 9.2. INDEMNIFICATION. (a) The Seller hereby agrees to indemnify and hold the Purchaser and its officers, directors, affiliates and agents, and any successors thereto, harmless on an after-Tax basis from claims, damages, losses or expenses (including, without limitation, reasonable attorneys' fees and expenses) ("Damages") (i) incurred or suffered after the Closing Date as a result of or arising out of the failure of any representation or warranty made by the Seller (x) in Section 3.18 or (y) pursuant to any other provision of this Agreement to be true and correct as of the Closing Date (or at any time thereafter to the extent the reason therefor exists on or prior to the Closing Date), (ii) existing as of the Closing Date to the extent not





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




disclosed by the Seller to the Purchaser herein or (iii) resulting from the Seller failing to obtain by the date sixty (60) days after the Closing Date the estoppel certificates and consents to assignments referred to in Section 8.8, PROVIDED, HOWEVER, that the Seller shall not be liable under clause (i) (y) or
(ii) of this Section 9.2(a) unless the aggregate amount of Damages with respect to matters referred to therein exceeds $500,000, but to the extent the aggregate amount of Damages exceeds such amount, the Seller shall reimburse the Purchaser for all such Damages, from the first dollar thereof; PROVIDED, FURTHER, that the Seller shall only be responsible for the Purchaser's relocation expenses under clause (iii) of this Section 9.2(a).

                 (b) The Seller, its affiliates and the successors to the foregoing shall indemnify, defend and hold the Purchaser and its officers, directors, and affiliates, harmless on an after-Tax basis for (i) all Taxes relating to the income, operations, or assets of Seller imposed on the Purchaser and its affiliates for all Pre-Closing Periods; (ii) all Taxes imposed on the Seller, or any corporation in which the Seller or its affiliates have a direct or indirect equity interest, for any taxable year or period; and
(iii) all Taxes resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from any breach by the Seller of the representations set forth in this Agreement or the transactions contemplated by this Agreement.

                 (c) The Purchaser hereby agrees to indemnify and hold harmless each of the Seller and its officers, directors, affiliates and agents, and any successors thereto, from any and all Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Purchaser pursuant to this Agreement to be true and correct as of the Closing Date (or at any time thereafter to the extent the reason therefor exists on or prior to the Closing Date) and (ii) any claim made as a result of or arising out of an event occurring after the Closing Date with respect to any of the Assets or the liabilities assumed by the Purchaser pursuant to the Assignment and Assumption Agreement; PROVIDED, HOWEVER, that the Purchaser shall not be liable under clause (i) and/or (ii) of this Section 9.2(c) unless the aggregate amount of Damages with respect to matters referred to therein exceeds $500,000, but, to the extent the aggregate amount of Damages exceeds such amount, the Purchaser shall reimburse the Seller for all such Damages, from the first dollar thereof.

                 Section 9.3. INDEMNIFICATION PROCEDURE. (a) Promptly after the incurrence of Damages by the party seeking indemnification (the "Indemnified Party"), including, without limitation, any claim by a third party described in Section 9.3(c) which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the "Indemnifying Party") a certificate (the "Certificate"), which Certificate shall:

                 (i) state that the Indemnified Party has paid or properly accrued Damages or anticipates that it will incur liability for Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

             (ii) specify in reasonable detail each individual item of Damage included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, or other claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or effect the obligation of the Indemnifying Party to indemnify the Indemnified Party, except to the extent that such failure or delay shall have materially adversely affected the Indemnifying Parties' ability to defend against, settle or satisfy the Damage for which the Indemnified Party is entitled to indemnification hereunder.

                 (b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within ten (10) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect specifying the objections and the Indemnifying Party and the Indemnified Party shall, within the 30 day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction.

                 (c) Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel), and the payment of expenses. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (iii) such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interests of the Indemnified Party. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the written consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

                 (d) Claims for Damages specified in any Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Certificate, claims for Damages covered by a memorandum of agreement of the nature described in Section 9.3(b), claims for Damages the validity and amount of which have been the subject of judicial determination and claims for Damages which shall have been settled with the consent of the Indemnifying Party, as described in Section 9.3(c) are hereinafter referred to, collectively, as "Agreed Claims." Within ten (10) business days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by the Indemnified Party not less than one Business Day prior to such payment.


                                   ARTICLE X

                                  TERMINATION
                                  -----------
                 Section 10.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                 (a) by the mutual written consent of the Purchaser and the Seller;

                 (b) by the Purchaser, if there has been a material violation or breach by the Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser or, in the case of a covenant breach, cured by the Seller, within the earlier of ten (10) days after written notice thereof from the Purchaser or the Closing Date;

                 (c) by the Seller, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligation of the Seller at the Closing and such violation or breach has not been waived by the Seller or, with respect to a covenant breach, cured by the Purchaser, within the earlier of ten (10) days after written notice thereof by the Seller or the Closing Date; or

                 (d) by either the Purchaser or the Seller, if the transactions contemplated hereby have not been consummated by December 31, 1995, provided that neither the Purchaser nor the Seller shall be entitled to terminate this Agreement pursuant to this Section 10.1(d) if such

         Person's breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

                 Section 10.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 5.2 (last sentence thereof), this Section 10.2, Section 11.1, Section 11.5 and the Confidentiality Agreement which shall survive the termination of this Agreement), and there shall be no liability on the part of any party to the other, except as expressly provided for herein or for any breaches of this Agreement prior to the time of such termination; PROVIDED, HOWEVER, that no party shall be released from liability hereunder if this Agreement is terminated by reason of (i) the willful failure of such party to have performed its obligations hereunder or (ii) any knowing misrepresentation made by such party of any matter set forth herein.


                                   ARTICLE XI

                                 MISCELLANEOUS
                                 -------------
                 Section 11.1. EXPENSES. Except as set forth in Section 8.6, the parties hereto shall pay their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisors.

                 Section 11.2. BULK TRANSFER LAWS. The Purchaser waives the Seller's taking any action or giving any notice provided for in any bulk transfer laws in connection with the sale by the Seller of the Assets to the Purchaser and the other transactions contemplated by the Transaction Documents, provided that the Seller will give notice to the appropriate credit agencies (e.g. Dun & Bradstreet) upon consummation thereof, and the Seller hereby agrees to indemnify and hold the Purchaser harmless on an after-tax basis for any and all Damages it may incur or suffer as a result of Seller not taking such actions and for giving such notices.

                 Section 11.3. GOVERNING LAW; JURISDICTION. (a) THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

                 (b) Each party agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of New York (New York County) or the United States District Court for the Southern District of New York or in the Courts of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio and, by execution and delivery of this Agreement, each party hereby irrevocably submits itself in respect of its property, generally and unconditionally to the jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement.

                 Section 11.4. CAPTIONS. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

                 Section 11.5. PUBLICITY. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party to the contents and the manner of presentation and publication thereof.

                 Section 11.6. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed given if delivered in person or sent by confirmed facsimile (with a copy given by another means specified in this Section 11.6) or six (6) days after mailing if mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                 If to the Seller, to:

                 National Auto Credit, Inc.
                 30000 Aurora Road
                 Solon, Ohio  44139
                 Attention:  General Counsel
                 Facsimile Number:  (216) 349-0442

                 With a copy to:

                 Squire, Sanders & Dempsey
                 4900 Society Center
                 127 Public Square
                 Cleveland, Ohio  44114-1304
                 Attention:  Gordon S. Kaiser, Jr., Esq.
                 Facsimile Number:  (216) 479-8793

                 And if to the Purchaser, to:

                 Agency Rent a Car System, Inc.
                 900 Old Country Road
                 Garden City, New York  11530
                 Attention:  General Counsel
                 Facsimile Number:  (516) 222-4101

                 With a copy to:

                 White & Case
                 1155 Avenue of the Americas
                 New York, New York  10036
                 Attention:  Sean J. Geary, Esq.
                 Facsimile Number:  (212) 354-8113

or such other address or number as shall be furnished in writing by any such party.

                 Section 11.7. PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law.

                 Section 11.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

                 Section 11.9. ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, including the other documents referred to herein and therein which form a part hereof and thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties with respect to such subject matter.

                 Section 11.10. AMENDMENTS. This Agreement may not be changed orally, but only by an explicit agreement in writing signed by the Purchaser and the Seller.

                 Section 11.11. SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

                 Section 11.12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

                 Section 11.13. RIGHTS CUMULATIVE. Except as expressly limited by this Agreement, all rights, remedies and powers provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other rights or remedies available to the parties at law, in equity or otherwise. Failure to exercise any power given any party hereunder or to insist upon strict compliance by any other party shall not constitute a waiver of any party's right to demand compliance with the terms hereof by the other party.

                 Section 11.14. INTEREST. If any undisputed payments hereunder are not paid when due and payable, then interest shall be due on such late payments at a rate equal to 1 1/2% per month.

                 Section 11.15. NAME CHANGE ACKNOWLEDGEMENT. The Purchaser agrees to change its name to "Avis Capital Corporation" and to immediately terminate all use of any Replacement Vehicle Intellectual Property if this Agreement is terminated or the transactions contemplated by this Agreement do not close by December 31, 1995.


                        *          *         *         *

                 IN WITNESS WHEREOF, each of the Seller and the Purchaser has caused its corporate name to be hereunto subscribed by its officers thereunto duly authorized, all as of the day and year first above written.


                                           NATIONAL AUTO CREDIT, INC.


                                           By /s/ Sam J. Frankino
                                             --------------------------------
                                             Name:  Sam J. Frankino
                                             Title: Chairman Of The Board


                                           AGENCY RENT A CAR SYSTEM, INC.


                                           By /s/ Gerard J. Kennell
                                             --------------------------------
                                             Name:  Gerard J. Kennell
                                             Title: President